Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc. Announces the Commencement of its $17.8 Million Rights Offering

MARCH 19, 2012, GLEN ALLEN, VIRGINIA – First Capital Bancorp, Inc. (NASDAQ: FCVA) announced today that it is planning to commence a $17.8 million rights offering of common stock to its stockholders to improve its capital position.

First Capital Bancorp will be distributing nontransferable rights to subscribe for and purchase up to 8.9 million units of its common stock to common shareholders of record as of the Record Date, February 10, 2012. Each unit will consist of one share of common stock, and a warrant to purchase one-half of a share of common stock for $2.00 per whole share. For each share of common stock held as of the Record Date, a stockholder will receive a nontransferable right to subscribe for up to three units in the offering (the “Basic Subscription Privilege”). Stockholders who exercise their Basic Subscription Privilege in full will have the opportunity to purchase units that are not either purchased by other stockholders who exercise their Basic Subscription Privilege or by the Standby Purchaser.

In conjunction with the rights offering, First Capital Bancorp has entered into a Standby Purchase Agreement with the Standby Purchaser, Kenneth R. Lehman, a private investor from Arlington, Virginia. The Standby Purchase Agreement provides that the Standby Purchaser will purchase 350,000 units if such units are available after existing stockholders exercise their Basic Subscription Privilege. The Standby Purchaser’s obligation is conditioned on the Company’s receipt of valid subscriptions for a minimum of $5.0 million, including $1.0 million from executive officers and directors, although the Standby Purchaser may waive these conditions. The Standby Purchase

Agreement grants the Standby Purchaser a right of first refusal to purchase up to 4,902,432 units if available after the exercise of the Basic Subscription Privilege, provided that immediately following the completion of the offering the Standby Purchaser may not own more than 45% of First Capital Bancorp’s outstanding shares of common stock (calculated as set forth in the agreement). The Standby Purchase Agreement also limits the Standby Purchaser’s ability to vote no more than 45% of the Company’s outstanding shares should he acquire greater ownership in the future.

First Capital Bancorp, Inc. intends to use the proceeds of the rights offering to capitalize its subsidiary, First Capital Bank, and for other general corporate purposes.

A copy of the prospectus and additional materials relating to the rights offering are expected to be mailed on or about March 19, 2012 to common stockholders of First Capital Bancorp as of the Record Date. Common stockholders may also obtain a copy of the prospectus and additional materials by contacting First Capital Bancorp, Inc., 4222 Cox Road, Glen Allen, Virginia 23060, telephone (804) 273-1160.

First Capital Bancorp, Inc. is the parent company of First Capital Bank which currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Copies of the registration statement may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting the Company at First Capital Bancorp, Inc., 4222 Cox Road, Suite 200, Glen Allen, Virginia 23060, Attention: Investor Relations (telephone; (804) 273-1160). This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

First Capital Bank…Where People Matter.